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                                                                    EXHIBIT 10.4

                                 APRIL 17, 2001


Akorn, Inc.
2500 Millbrook Drive
Buffalo Grove, Illinois 60089

Re: Letter of Commitment

Gentlemen:

     As a condition of entering into agreements with Akorn, Inc. (the "Company") to amend the $45,000,000 Senior Secured Credit Facility (the "Senior Debt"), The Northern Trust Company (the "Lender") has indicated a willingness to proceed only if the Company obtains $3,000,000 of subordinated debt and/or equity securities which must be funded by May 15, 2001.

     This commitment letter will confirm I, John N. Kapoor (or an affiliated entity such as the John N. Kapoor Trust) ("JNK"), is prepared to make funds available to you substantially upon the terms and conditions outlined below:

Amount of Loan:       The loan will be in the face amount of $3,000,000.

Nature of Loan:       The loan will be subordinated to the Senior Debt.

Purpose: The purpose of this loan is to provide working capital and other general corporate purposes.

Maturity:             The loan will mature 36 months from the closing of the
                      loan. The loan may be converted to common stock at JNK's option at the closing stock price on the date of this Letter of Commitment.

Interest:             The loan shall bear interest at the same rate as the
                      Senior Debt and shall be accrued monthly and paid quarterly, subject to terms of the Senior Debt.

Warrants:             JNK  will receive 1.0 million warrants to purchase shares
                      of the Company's common stock at a 25% premium to the closing stock price on the date of this Letter of Commitment. The warrants expire five years from the closing of the loan. The issuance of warrants and the conversion feature must be either approved by NASDAQ or ratified by the shareholders. If NASDAQ does not approve and/or the shareholders reject the proposal, the note becomes due immediately and shall bear interest at the stated interest rate plus 10%.

Fees and Expenses:    The Company shall reimburse JNK for any and all reasonable costs incurred by JNK in connection with the documentation of this loan.


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Indemnification:      The Company will indemnify JNK for any and all claims,
                      damages, losses, liabilities, reasonable costs and expenses (including legal fees) that JNK may incur by reason of or in connection with providing of this loan.

Representations       The loan will contain such representations, warranties and
and Warranties:       covenants as are typically given to a lender.

Events of Default:    The loan will contain provisions governing the Company's
                      default on the loan which shall include but not be limited to the breach of any of the Company's representations and warranties or covenants, an event of default under the Senior Debt, the bankruptcy, insolvency, reorganization, etc. of the Company and the other events of default which are typical for a loan of this type.

Subordination:        JNK will enter into a subordination agreement which is
                      acceptable to the lenders of the Senior Debt.

Governing Law:        The loan shall be governed by the laws of the State of
                      Illinois.

Expiration Date:      This commitment letter is non-cancelable and shall expire
                      January 1, 2002.

Other Condition:      Warrants, common stock & options can be transferred for
                      estate planning purposes.

     Please evidence your approval of the foregoing by signing and returning the enclosed copy of this letter.


Sincerely,


/s/ John N. Kapoor


John N. Kapoor


Agreed and Accepted:

Akorn, Inc.

By:/s/ Kevin M. Harris
   --------------------------

Its:Chief Financial Officer
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